                                   EXHIBIT 99

MICROS-TO-MAINFRAMES AND BTG EXTEND MERGER COMPLETION DATE

FAIRFAX, VIRGINIA, FEBRUARY 6, 1998 - Micros-to-Mainframes, Inc. (MTMC: Nasdaq) and BTG, Inc. (Nasdaq: BTGI) have agreed to revise the agreement and plan of merger dated August 29, 1997, as amended, pursuant to which MTM will become a wholly-owned subsidiary of BTG. The revision provides that the termination date for the transaction is extended from February 6, 1998, until February 12, 1998, to provide BTG additional time to consummate the transaction.

The transaction, first announced in September, was subject to MTM shareholder and regulatory approvals. Regulatory approval was received October 27, 1997. Shareholders of MTM approved the transaction on January 5, when over 72% of the outstanding shares of MTM were voted in favor of the transaction; fewer than 1% were voted against.

BTG provides information technology services and products to government agencies and to commercial clients. The company specializes in systems engineering, integration and network systems, and Internet-intranet access and services. MTM is a New York-based company that provides advanced technology solutions, communications products, and Internet development services, primarily to commercial enterprises.

                                      ###

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings.

Contacts:

For MTM - Steve Rothman 914-268-5000

For BTG - John Graham 703-383-8147